Exhibit 15

June 4, 2014

Liberty Global plc
38 Hans Crescent
London, England

Re: Registration Statement Nos. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-194555 and 333-189390

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 6, 2014 related to our review of interim financial information. Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Denver, Colorado